EXHIBIT 99.1

Hooper Holmes

Fred Lash

Chief Financial Officer

908/766-5000

Financial Dynamics

Investors: Jonathan Birt/Lanie Marcus

Media: Sean Leous

(212) 850-5600

HOOPER HOLMES, INC. ANNOUNCES MANAGEMENT PROMOTION

BASKING RIDGE, N.J., May 23, 2005 – Hooper Holmes, Inc. (AMEX: HH) today announced that it has appointed John L. Spenser, 52, as the Company’s Executive Vice President, Chief Operating Officer, U.S. Operations, effective immediately. Mr. Spenser will continue to report directly to Mr. Jim McNamee, Chairman and Chief Executive Officer of Hooper Holmes.

Mr. Spenser has served as an Executive Vice President and Chief Administrative and Technology Officer of the Company since March 2005. He has been employed by Medicals Direct Group, Ltd., the Company’s United Kingdom-based subsidiary, since 1997 (and was an owner of Medicals Direct Group, Ltd. at the time the Company acquired it in August 2002). Mr. Spenser serves as the chief financial officer and chief information officer of Medicals Direct Group, and is a member of its board of directors. Mr. Spenser is currently in the process of transitioning out of his management role at Medicals Direct.

Mr. McNamee commented, “This is a well-deserved promotion and reflects the contributions John has made to Hooper Holmes over the past couple of years. John will bring his many years of experience in systems, operations and finance to the Company at a very important juncture in our history, that of modifying our business model for the future. I look forward to continuing to work closely with John and expect to see many beneficial changes at the Company brought about by John in his new capacity.”

About Hooper Holmes, Inc.:

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

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